Exhibit 3

[Form of ETRACS DJ-UBS Commodity Index 2-4-6 Blended Futures ETN due April 30, 2042]

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 9 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii) (A) THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE) IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS SECURITY; (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY

OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER UBS AG NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY UBS AG OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY UBS AG OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

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Exhibit 3

CUSIP No. 90267L201

ISIN: US90267L2016

UBS AG

MEDIUM-TERM NOTES, SERIES A

$— UBS AG ETRACS DJ-UBS Commodity Index 2-4-6 Blended Futures ETN

due April 30, 2042

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $— equal to — Securities at $25.00 per Security

Index: Dow Jones – UBS Commodity Index 2-4-6 Forward Blend Total Return

Initial Trade Date: April 25, 2012

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $25.00 per Security

Payment at Maturity: For each Security, unless earlier called, accelerated or redeemed, the Holder will receive on the Maturity Date a cash payment equal to the Current Principal Amount as of the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero.

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date commencing on May 7, 2012 through and including April 25, 2042. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder upon early redemption, will receive per Security a cash payment on the relevant Redemption Date equal to (i) the Current Principal Amount as of the applicable Valuation Date minus (ii) the Redemption Fee as of the applicable Valuation Date (the “Redemption Amount”). If the amount so calculated is less than zero, the payment upon early redemption will be zero. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Call Right: In the event the Company exercises its call right (the “Call Right”), the Holder will receive per Security a cash payment (the “Call Settlement Amount”) on the relevant Call Settlement Date equal to the Current Principal Amount as of the applicable Valuation Date.

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Acceleration upon Minimum Indicative Value: If, at any time, the Indicative Value on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing Indicative Value on the previous Trading Day (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company (even if the Indicative Value would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”), which will be calculated on and as of the Acceleration Date and paid on the Acceleration Settlement Date.

Calculation Agent: UBS Securities LLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

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DOW JONES & COMPANY, INC. (“DOW JONES”), CME GROUP INDEX SERVICES LLC (“CME INDEXES”) AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME INDEXES AND UBS AG, OTHER THAN THE LICENSORS OF CME INDEXES.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Acceleration Settlement Date” means the third Trading Day after the Acceleration Date, subject to adjustment as provided under Section 3 hereof.

“Bloomberg” means Bloomberg L.P. (or any successor).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Call Settlement Date” means, with respect to the exercise by the Company of its Call Right, any Trading Day on or after April 30, 2013 through and including the Maturity Date, subject to adjustment as provided under Section 3 hereof.

“Current Principal Amount” means an amount per Security equal to (i) on the Initial Trade Date, $25.00; (ii) for each subsequent calendar day: Current Principal Amount on the previous calendar day × Daily Index Factor (or, if such day is not a Trading Day, one) – Fee Amount on such calendar day.

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“Daily Index Factor” means, on any Trading Day, an amount equal to (i) the Index Closing Level on such Trading Day divided by (ii) the Index Closing Level on the immediately preceding Trading Day.

“Default Amount” means, on any day, an amount in U.S. dollars equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Principal Amount.

“Fee Amount” means (1) on the Initial Trade Date, zero, and (2) on each subsequent calendar day until maturity or call, upon acceleration or upon early redemption, the product of (i) 0.70% divided by 365 times (ii) the Current Principal Amount on the immediately preceding calendar day.

The “Final Valuation Date” will be the Trading Day that falls on April 25, 2042, subject to adjustment as provided in Section 3 hereof. If the Final Valuation Date is not a Trading Day, then such Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days.

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“Index Calculation Agent” means the entity that calculates the level of the Index, which is currently CME Group Index Services LLC (“CME Indexes”), in conjunction with UBS Securities LLC.

“Index Closing Level” means the closing level of the Index on any Trading Day as reported on Bloomberg and Reuters; provided, however, that if the closing level of the Index as reported on Bloomberg differs from the closing level of the Index as reported on Reuters, then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent; provided, further, that if a Market Disruption Event occurs or is continuing with respect to any futures contract on any Valuation Date or the Final Valuation Date, then the Index Closing Level will be calculated as provided in Section 3 hereof.

“Index Commodities” means the commodities underlying the exchange-traded futures contracts that make up the Dow Jones – UBS Commodity Index and the Sub-Indices.

“Index Sponsor” means the entity that publishes the level of the Index, which is currently CME Indexes.

“Indicative Value” means at a given time on any Trading Day a value of this Security that is calculated by NYSE Arca, Inc. and published to Bloomberg (based in part on information provided by the NYSE) under the symbol “BLNDIV,” equal to the Current Principal Amount calculated using the intraday indicative value of the Index published by the Index Calculation Agent under the symbol “DJUF246T” (or any successor symbol) as of such time as the Index Closing Level as of such date.

“Market Disruption Event” means, with respect to the Index, any of the following, in each case as determined by the Calculation Agent in its sole discretion:

(a) the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in any of the Sub-Indices;

(b) the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

(c) the Index is not published;

(d) the settlement price is not published for any individual exchange-traded futures contract included in any of the Sub-Indices;

(e) the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent that affects the Company’s currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in any of the Sub-Indices; or

(f) in any other event, if the Calculation Agent determines that the event materially interferes with the Company’s ability or the ability of any of the Company’s affiliates to unwind all or a material portion of a hedge with respect to the Securities that the Company or its affiliates have effected or may effect.

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For purposes of determining whether a Market Disruption Event has occurred, the following events will not be Market Disruption Events:

(a) a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b) a decision to permanently discontinue trading in the option or futures contracts relating to any of the Sub-Indices or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

“Maturity Date” means the third Trading Day after the Final Valuation Date. The Maturity Date is scheduled to be April 30, 2042, unless that day is not a Trading Day, in which case the Maturity Date will be the next following Trading Day, subject to adjustments as provided under Section 3 hereof.

“NYSE” means the New York Stock Exchange.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Redemption Date” means the third Business Day following the corresponding Valuation Date (other than the Final Valuation Date), or if such day is not a Business Day, the next following Business Day, commencing on May 7, 2012; the final Redemption Date will be April 25, 2042.

“Redemption Fee” means, as of any Valuation Date, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount as of such Valuation Date.

“Reuters” means Thomson Reuters (or any successor).

“Sub-Indices” means, collectively, the Dow Jones – UBS Commodity Index 2 Month Forward, the Dow Jones – UBS Commodity Index 4 Month Forward and the Dow Jones – UBS Commodity Index 6 Month Forward.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

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“Trading Day” means a Business Day on which (1) the value of the Index is published by Bloomberg or Reuters, (2) trading is generally conducted on NYSE Arca, Inc. and (3) trading is generally conducted on the markets on which the futures contracts comprising the Dow Jones – UBS Commodity Index and the Sub-Indices are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means, (i) with respect to an early redemption, the third Business Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a redemption notice and redemption confirmation are delivered in compliance with the redemption procedures pursuant to Section 5 hereof, (ii) with respect to the Company’s exercise of its “Call Right” pursuant to Section 6 hereof, the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. Each Valuation Date and the Final Valuation Date are subject to adjustment as provided in Section 3 hereof.

1. Promise to Pay at Maturity, Upon Early Redemption, Upon Exercise of Call Right or Upon Acceleration

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Right” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, (iii) “Acceleration upon Minimum Indicative Value” and elsewhere on the face of this Security on the Acceleration Settlement Date, in the case of Securities subject to acceleration upon minimum indicative value, or (iv) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of or otherwise fails to publish the Index, and another entity publishes an index that the Calculation Agent determines to be comparable to the discontinued Index and the Calculation Agent approves such index as a Successor Index, then the Calculation Agent will determine the Daily Index Factor, the Index Closing Level and the amount payable at maturity or call, upon acceleration or upon early redemption by reference to such Successor Index.

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Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to the Company and to the Holders of the Securities.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index on the date on which the value of the Index is required to be determined, then the Calculation Agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the exchange-traded futures contracts included in the Sub-Indices or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Commodities or is due to any other reason that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Closing Level or the amount payable at maturity or call, upon acceleration or upon early redemption, then the Calculation Agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Daily Index Factor used to determine the amount payable on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the Redemption Date is equitable.

The applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Daily Index Factor may be postponed if the Calculation Agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a Market Disruption Event has occurred or is continuing. If such a postponement occurs due to a Market Disruption Event with respect to any futures contract, the value of the futures contracts unaffected by the market disruption event shall be determined by the Calculation Agent on the scheduled Valuation Date or the Final Valuation Date, as the case may be, and the value of the affected futures contract shall be determined by the Calculation Agent using the closing value of the affected futures contract on the first Trading Day on which a Market Disruption Event is not occurring or continuing. The Calculation Agent will use those values in determining the Index Closing Level, and thus the Daily Index Factor, on such postponed Valuation Date or the Final Valuation Date, as applicable. Notwithstanding the occurrence of one or more of the events enumerated in the definition of “Market Disruption Event”, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Daily Index Factor if it determines that one or more of the events enumerated in the definition of “Market Disruption Event” has not and is not likely to materially impair its ability to determine the Daily Index Factor on such date. If such a postponement occurs (other than a postponement due to a Market Disruption Event with respect to any futures contract), the Calculation Agent will use the Index Closing Level on the first Trading Day on which no market disruption event occurs or is continuing. In no

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event, however, will the determination of the Index Closing Level be postponed by more than three Trading Days. If the determination of the Index Closing Level is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Closing Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the Market Disruption Event.

If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a Market Disruption Event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on April 25, 2042, then the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing. In no event will the Final Valuation Date be posptoned by more than three Trading Days.

4. Payment at Maturity, Upon Early Redemption, on the Call Settlement Date or on the Acceleration Settlement Date

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date, the Acceleration Date or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Early Redemption,” “Acceleration upon Minimum Indicative Value” and “Call Right,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity, acceleration or upon early redemption or call of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

(a) Subject to the minimum redemption amount of 50,000 Securities as provided under “Early Redemption,” the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Redemption Date on or after May 7, 2012 to and including April 25, 2042, provided that such Holder instructs its broker or other Person through whom the Securities are held to (i) deliver a redemption notice to the Company via email no later than 12:00 noon (New York City time) on the Trading Day

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immediately preceding the applicable Valuation Date; (ii) deliver the signed redemption confirmation to the Company via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

(b) Upon receipt of the notice of redemption described in Section 5(a)(i), the Company will send to such Holder a confirmation of redemption. The Company must acknowledge receipt of the signed confirmation of redemption described in this Section 5(b) in order for it to be effective.

6. Call Right

The Securities are subject to redemption upon not less than ten (10) calendar days’ prior notice on any Trading Day on or after April 30, 2013 through and including the Maturity Date, as a whole and not in part, at the election of the Company. If the Company elects to redeem the Securities, the Holder will receive a cash payment equal to the Call Settlement Amount on the Call Settlement Date.

7. Acceleration upon Minimum Indicative Value

If, at any time, the Indicative Value for the Securities on any Trading Day equals (1) $5.00 or less or (2) decreases 60% from the closing Indicative Value on the previous Trading Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company (even if the Indicative Value would later exceed $5.00 or would increase from the -60% level on such Acceleration Date) for a cash payment equal to the Acceleration Amount. The Acceleration Amount will be calculated on and as of the Acceleration Date and paid on the Acceleration Settlement Date.

8. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity, acceleration or upon early redemption or call, Market Disruption Events, Business Days, Trading Days, the Daily Index Factor, the Fee Amount, the Redemption Fee and the Current Principal Amount, the payment at maturity, if any, that the Company will pay the Holder at maturity, the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, the Redemption Fee, if any, that the Company will pay the Holder upon redemption, if applicable, the Call Settlement Amount, if any, that the Company will pay the Holder in the event that the Company calls the Securities and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent. The Holder of this Security shall not be entitled to any compensation from the Company for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.

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The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine Market Disruption Events, Business Days, Trading Days, the Daily Index Factor, the Fee Amount, the Redemption Fee and the Current Principal Amount, the payment at maturity, if any, that the Company will pay the Holder at maturity, the Acceleration Amount, if any, that the Company will pay the Holder on the Acceleration Settlement Date, and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Company.

9. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat this Security for all U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.

10. Split or Reverse Split of the Securities

If the Current Principal Amount on any Trading Day is above $100.00, the Company may, but shall not be required to, initiate a 4-for-1 split of the Securities. If the Current Principal Amount on any Trading Day is below $10.00, the Company may, but shall not be required to, initiate a 1-for-4 reverse split of the Securities.

If the Securities are split, the terms of the Securities (including without limitation the Current Principal Amount) will be adjusted accordingly as described below. If the Securities undergo a 4-for-1 split, each Holder of a Security on the relevant record date will, after the split, hold four Securities. The record date for any split shall be the tenth Business Day after the day on which the Company announces, by means of a press release specifying the date of the split, that it is exercising its right to initiate a split triggered by the Current Principal Amount being above $100.00. The Current Principal Amount on such record date would be divided by four to reflect the 4-for-1 split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading on the Business Day immediately following the record date.

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In the case of a reverse split, the Company may address odd numbers of Securities in a manner determined by it in its sole discretion. If the Securities undergo a 1-for-4 reverse split, each Holder who holds four Securities on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for any reverse split shall be the tenth Business Day after the day on which the Company announces, by means of a press release specifying the date of the reverse split, that it is exercising its right to initiate a reverse split triggered by the Current Principal Amount being below $10.00. The Current Principal Amount on such record date would be multiplied by four to reflect the 1-for-4 reverse split of the Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading on the Business Day immediately following the record date.

In the case of a reverse split, Holders who own a number of Securities on the record date which is not evenly divisible by four will receive the same treatment as all other Holders for the maximum number of Securities they hold which is evenly divisible by four, and the Company will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by it in its sole discretion.

11. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date or Final Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to the determination of the Current Principal Amount, the Redemption Amount, the Redemption Fee, the Fee Amount, the Call Settlement Amount and the Acceleration Amount per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

12. Payment When Offices are Closed

Notwithstanding any provision of this Security or of the Indenture, if, after giving effect to any provision of this Security governing the timing of payment hereunder of the Cash Settlement Amount, Redemption Amount, if any, Call Settlement Amount, if any, Acceleration Amount, if any, payment of such amount would otherwise be due on this Security on a day (the “Specified Day”) that is not a business day, such amount may be paid

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(or made available for payment) on the next succeeding business day with the same force and effect as if such amount were paid on the Specified Day. The provisions of this Section shall apply to this Security in lieu of the provisions of Section 114 of the Indenture.

13. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

14. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: April 30, 2012

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: April 30, 2012

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $100,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more

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than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.